UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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EPIQ SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

on

JUNE 6, 2007

and

PROXY STATEMENT

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

April 26, 2007

Dear Shareholder:

The Annual Meeting of Shareholders of Epiq Systems, Inc. will be held at 10:00 a.m., central time, on Wednesday, June 6, 2007, at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri 64112.  The enclosed Notice of the Meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

On behalf of the Board of Directors and Management of the Company, I cordially invite you to attend the Annual Meeting of Shareholders.

The prompt return of your proxy in the enclosed business reply envelope or voting by telephone or via the Internet (as described on the proxy card) will help ensure that as many shares as possible are represented at the Annual Meeting.

I personally look forward to seeing you at the Annual Meeting.

Sincerely,

EPIQ SYSTEMS, INC.

Tom W. Olofson
Chairman and
Chief Executive Officer

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 6, 2007

TO THE SHAREHOLDERS OF EPIQ SYSTEMS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Epiq Systems, Inc. (the “Company”) will be held at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri 64112 at 10:00 a.m., central time, on Wednesday, June 6, 2007, for the following purposes:

1.               To elect six directors to the board of directors of the company, each for a term of one year and until their successors are elected and qualified;

2.               To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on April 10, 2007, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.  On April 10, 2007, the record date for the annual meeting, there were 19,654,126 shares of common stock outstanding.  Each outstanding share is entitled to one vote.

The board of directors of the company encourages you to sign, date and promptly mail the proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet (as described on the proxy card), regardless of whether or not you intend to be present at the annual meeting.  You are urged, however, to attend the annual meeting.

By Order of the Board of Directors

Elizabeth M. Braham, Secretary

Kansas City, Kansas
April 26, 2007

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held Wednesday, June 6, 2007

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the shareholders of Epiq Systems, Inc., a Missouri corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of shareholders, and any adjournments or postponement thereof, to be held at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri at 10:00 a.m., central time, on Wednesday, June 6, 2007.  The mailing of this proxy statement, the proxy, the notice of annual meeting and the accompanying 2006 annual report to shareholders is expected to commence on May 3, 2007.  All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy for voting by telephone or via the Internet or by completing, signing and returning the proxy promptly in the enclosed postage prepaid envelope.  Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting.  Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy.  Proxies duly executed and received in time for the annual meeting will be voted in accordance with the shareholders’ instructions.  If no instructions are given, proxies will be voted as follows:

a.     to elect Tom W. Olofson, Christopher E. Olofson, W. Bryan Satterlee, Edward M. Connolly, Jr., James A. Byrnes and Joel Pelofsky as directors to serve for one-year terms until the 2008 annual meeting of shareholders and until their respective successors are duly elected and qualified;

b.     in the discretion of the proxy holder as to any other matter coming before the annual meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the holders of record of shares of common stock as of the close of business on April 10, 2007, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy.  At the close of business on April 10, 2007, there were outstanding and entitled to vote a total of 19,654,126 shares of common stock, constituting all of the outstanding voting securities of the company.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum.  Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.  Each share of common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote of the shareholders at the annual meeting.  The affirmative vote of a majority of the shares of common stock present or represented at the annual meeting is required to elect the directors.

ELECTION OF DIRECTORS

At the annual meeting, the shareholders will elect six directors to hold office for one-year terms until our 2008 annual meeting of shareholders and until their successors are duly elected and qualified.  It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election.  All nominees listed below are currently members of the board of directors.  Each nominee has consented to being named in this proxy statement and to serve if elected.  If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors.  The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for directors of the company, as well as certain information about them, are as follows:

Name	Age	Position

Tom W. Olofson	65	Chairman, Chief Executive Officer and Director
Christopher E. Olofson	37	President, Chief Operating Officer and Director
W. Bryan Satterlee	72	Director
Edward M. Connolly, Jr.	64	Director
James A. Byrnes	60	Director
Joel Pelofsky	69	Director

Tom W. Olofson led a private investor group that acquired the company in July 1988, and has served as chief executive officer and chairman of the board since that time.  Mr. Olofson has held various management positions with Xerox Corporation and was a senior vice president and member of the Office of the President of Marion Laboratories, Inc.  Mr. Olofson has also served as a director of and advisor to various private companies in which he has been an investor.  He earned a BBA from the University of Pittsburgh, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh.  He is the father of Christopher E. Olofson.

Christopher E. Olofson has served as president of the company since 1998 and as chief operating officer of the company since 1996.  Mr. Olofson has also served as a member of the board of directors of the Company since 1995.  Prior to being named chief operating officer, Mr. Olofson served the company in a variety of positions since 1988.  He earned an AB degree from Princeton University, summa cum laude.  He is the son of Tom W. Olofson.

W. Bryan Satterlee was elected to the company’s board of directors in 1997.  Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm that specializes in business development services and financial evaluations of technology-based venture companies.  Mr. Satterlee’s background includes ten years of management experience with IBM, as well as having been a founder of a computer leasing/software business, a telecommunications company and a venture investment services business.  He earned a BS degree from Lafayette College.

Edward M. Connolly, Jr. was elected to the company’s board of directors in 2001.  Mr. Connolly is a retired executive from Aventis Pharmaceuticals, where he served as president of the Aventis Pharmaceuticals Foundation and vice president of community affairs.  Prior to that, he held various executive human resources positions at Hoechst Marion Roussel, Marion Merrell Dow, and Marion Laboratories, predecessor companies to Aventis.  He holds a BA degree in psychology from Bellarmine University.

James A. Byrnes was elected to the company’s board of directors in January 2003.  Mr. Byrnes served as vice president of international marketing for Hoechst Marion Roussel, Inc. until his retirement in 1996.  Prior to that, he was vice president of global commercial development for Marion Merrell Dow.  Prior to these positions, he held several executive sales and marketing positions at Marion Merrell Dow and Marion Laboratories, predecessor companies to Hoechst Marion Roussel.  He holds a BS degree in general science from Gannon University and an MBA degree from Rockhurst College.

Joel Pelofsky joined the company’s board of directors in July 2004.  Mr. Pelofsky is currently of counsel with Spencer Fane Britt & Browne LLP.  Prior to that, he served as United States Trustee for Missouri, Arkansas and

Nebraska from March 1995 through May 2003.  From January 1986 through March 1995, Mr. Pelofsky was a partner and chairman of the bankruptcy department of Shugart Thomson & Kilroy.  From May 1980 through December 1985, Mr. Pelofsky was a United States Bankruptcy Judge in the United States Bankruptcy Court for the Western District of Missouri.  Mr. Pelofsky holds a BA degree from Harvard College and a LLB degree from Harvard Law School.

The board of directors recommends a vote FOR
the election of the nominees for director named above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each officer named in the Summary Compensation Table, (iii) all directors and executive officers as a group, and (iv) each person known to the company to be the beneficial owner of more than 5% of the outstanding shares.  Beneficial ownership for directors and officers is shown as of March 20, 2007, and beneficial ownership for other 5% or greater shareholders is shown as of December 31, 2006.  Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Shares Outstanding (2)
Named Executive Officers and Directors (3)
Tom W. Olofson (4)	3,325,000	16.1
Christopher E. Olofson (5)	1,412,000	6.7
W. Bryan Satterlee (6)	65,000	*
Edward M. Connolly, Jr. (7)	42,375	*
James A. Byrnes (8)	22,000	*
Joel Pelofsky (9)	16,700	*
Elizabeth M. Braham (10)	500,000	2.5
William M. Carter	—	*
Timothy B. Corcoran	—	*
Lorenzo Mendizabal	—	*
Ron Jacobs (11)	116,000	*
All directors and named executive officers as a group (11 persons) (12)	5,499,075	24.2
5% Shareholders (13)
St. Denis J. Villere & Co., LLC (14) 601 Poydras St., Suite 1808 New Orleans, LA 70130	1,898,561	9.7
Highbridge International LLC (15) The Cayman Corporate Centre, 4th Floor 27 Hospital Road Grand Cayman, Cayman Islands, British West Indies	1,428,573	6.8
FMR Corp. (16) 82 Devonshire Street Boston, MA 02109	1,390,857	7.1
Ajuta International PTY, LTD. (17) 52 Bedford Road London, United Kingdom	1,228,501	6.3
Security Management Company, LLC One Security Benefit Place Topeka, KS 66636	1,100,500	5.6

*Less than one percent

(1)       Includes shares of common stock issuable upon the exercise of options or conversion of convertible debt that as of March 20, 2007, are currently exercisable or exercisable within 60 days thereafter.

(2)       Computed for each executive officer and director and for executive officers and directors as a group on the basis of shares of common stock outstanding as of March 20, 2007 plus the options currently exercisable or exercisable within 60 days thereafter, and computed for each of the other 5% shareholders on the basis of the shares outstanding as of December 31, 2006 plus the number of shares into which convertible debt may be converted.

(3)       The address of all the named individuals is c/o Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(4)       Includes 50,000 shares owned by Mr. Olofson’s spouse, Jeanne H. Olofson, as to which Mr. Olofson disclaims beneficial ownership and 105,000 shares owned by the Tom W. and Jeanne H. Olofson Foundation, as to which Mr. Olofson shares beneficial ownership, and 1,025,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.  Includes 750,000 shares pledged as security.  Excludes 135,423 shares and options owned by Scott W. Olofson, Mr. Olofson’s son, as to which shares and options Mr. Olofson disclaims beneficial ownership.

(5)       Includes 1,332,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(6)       Includes 35,250 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(7)       Includes 40,875 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(8)       Includes 21,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(9)       Includes 16,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(10)     Includes 500,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(11)     Includes 116,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007.

(12)     Includes 3,087,625 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 20, 2007, and 750,000 shares pledged as security.  Includes beneficial ownership information for Ron Jacobs, president of our BSI subsidiary, who is a named executive officer for purposes of this proxy statement.

(13)     Excludes 5% shareholders listed above as executive officers or directors.  Beneficial ownership of common stock is based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission and registered shareholder lists maintained by the Company’s stock transfer agent.

(14)     Has shared voting and dispositive power with respect to 1,704,461 of the shares beneficially owned.

(15)     Has shared voting and dispositive power with respect to all of the shares beneficially owned.  Has the right to acquire beneficial ownership of 1,428,573 shares through the conversion of outstanding debt securities.  Calculation of ownership percentage includes the dilutive effect of share conversion on total outstanding shares.

(16)     Has no power to vote 1,195,424 shares owned directly by Fidelity Funds, an entity controlled by FMR Corp.

(17)     Includes 245,700 shares held in escrow to secure performance of the indemnification obligation under the stock purchase agreement between Ajuta and the company.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the Securities and Exchange Commission required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to ownership and changes in ownership of our common stock.  The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5.  Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the company, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2006.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board.  Certain biographical information about the executive officers of the company follows:

Name	Age	Position

Tom W. Olofson*	65	Chairman, Chief Executive Officer and Director
Christopher E. Olofson *	37	President, Chief Operating Officer and Director
Elizabeth M. Braham	48	Executive Vice President, Chief Financial Officer and Corporate Secretary
William M. Carter	39	Managing Director, Electronic Discovery
Timothy B. Corcoran	39	Managing Director, Class Action
Lorenzo Mendizabal	47	Managing Director, Corporate Restructuring

*Information is provided under the heading “Election of Directors” above for Tom W. Olofson and Christopher E. Olofson.  Information relating to the company’s other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Elizabeth M. Braham joined the company in July 2002 and serves as executive vice president, chief financial officer and corporate secretary.  Prior to joining the company, Ms. Braham was a finance executive with H&R Block, Inc. from 2001 to July 2002.  Prior to that, she served in various executive roles with Aventis Pharmaceuticals, Inc. and the predecessor companies of Hoechst Marion Roussel, Marion Merrell Dow and Marion Laboratories for over 13 years, where she last served as vice president of North America integration.  Ms. Braham earned a BBA degree in accounting and marketing from Washburn University and an MBA degree from the University of Kansas.

William M. Carter joined the company in October 2006 and serves as the managing director of electronic discovery.  Prior to joining the company, Mr. Carter was an executive with LexisNexis from 2000 to 2006.  He operated as a vice president and general manager or managing director for various LexisNexis business units from March 2001 to September 2006 and prior to that, he was the director of corporate strategy and development.  Mr. Carter served as a consultant for Bain and Company from 1997 to 1999.  Mr. Carter earned a BS degree in computer science from Tulane University, a MS degree in Computer Science from Georgia Institute of Technology and an MBA degree from the Wharton School, University of Pennsylvania.

Timothy B. Corcoran joined the company in October 2006 as managing director of class action.  Prior to joining the company, Mr. Corcoran was an executive with LexisNexis from 1993 to 2006.  He operated as Vice President of Sales – Client Development from 2005 to 2006, Vice President and General Manager for a business unit from 2003 to 2005, Senior Director of Sales and Operations for large law key accounts from 1999 to 2003 and in various other sales and marketing positions prior to 1999.  Mr. Corcoran earned a BA degree in Modern Languages from St. Bonaventure University and an MBA degree in finance and marketing from Rutgers University.

Lorenzo Mendizabal joined the company in January 2006 as a corporate senior vice president and effective October 2, 2006, was appointed as the managing director of corporate restructuring.  Prior to joining the company, Mr. Mendizabal was President of the Trumbull Group from 2000 to 2005, a Vice President with Trumbull Services from 1999 to 2000, Counsel for the Hartford Financial Group from 1996 to 1999 and prior to that an attorney with Day Berry and Howard.  Mr. Mendizabal earned a BA degree in international business from Hartwick College and a JD degree from the Boston College Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to reward the achievement of specific annual performance objectives and align the interests of executive management with the enhancement of long-term shareholder value.  Our executive compensation packages are designed to attract and retain talented executives in a highly competitive market.

Our chairman and chief executive officer, president and chief operating officer and executive vice president and chief financial officer provide the strategic and operational direction for the company.  Accordingly, the main focus of the compensation committee’s efforts is the design and implementation of compensation programs that reward and incentivize these three executives, who comprise the Executive Management (the “Executive Management”) for the company.  Accordingly, the compensation of these three executives is similarly structured in terms of base salary, bonuses and equity awards, with equal weight normally assigned to the contributions by our chief executive officer and our president and a proportionate weighting for the contribution by our chief financial officer.  For example, the payout under our performance plan is 35% to each of our chief executive officer and president and 30% to our chief financial officer.  We do not, however, follow exactly those same percentages in setting base salary or equity awards for those three executives, as those two components of compensation reflect more traditional weighting of responsibilities normally accorded those positions.

The compensation of our other three executive officers (Messrs. Carter, Corcoran and Mendizabal) reflects primarily the results of direct negotiations with them at the time they were recruited and hired.  The overall compensation arrangements for these three executives are substantially similar, as their potential contributions to the success of the company are perceived to be of similar importance.  Their actual compensation in 2007 will vary, primarily due to the performance-based component of compensation for each executive, which is tied to achievement of certain financial targets for the business managed by that executive.

Our strategic focus for the past several years has been to expand and diversify the scope of our business.  In 2002, we operated only in the narrow bankruptcy trustee market.  Since 2002, we have expanded through a series of acquisitions and other business expansion initiatives, and now also operate in the electronic discovery, class action and bankruptcy corporate restructuring markets.

Since 2002, we have negotiated employment arrangements with senior management for each of our acquired businesses, as well as for other senior level executives who have joined the organization as part of our business expansion initiatives.  In 2006, we conducted two national searches for executive officers with assistance from a nationally recognized executive search firm and also hired an executive officer formerly employed by a major competitor.  As a result of these national searches, we greatly expanded our knowledge about the national market for executive talent within our industries and the related overall compensation required to attract highly qualified executives.  The negotiated compensation arrangements for these three new executive officers included base salary, performance bonus arrangements, bonus guarantees, initial stock option awards, and certain change in control provisions.

Executive Compensation Elements

Compensation for Executive Management consists primarily of base salary, annual cash incentive, and equity-based compensation.  A significant portion of each executive’s total compensation is at risk if the performance objectives are not met.  Our compensation committee is responsible for approving all elements of compensation for Executive Management and for reviewing all compensation elements for the other executive officers of the company in consultation with Executive Management.  Our compensation committee chairman confers with the chief executive officer in terms of overall compensation philosophies, evaluation of the performance of other executive officers, appropriate performance measures and performance targets for each business managed by an executive officer and for the company as a whole, appropriate compensation levels for all executive officers, including our chief executive officer.  In those discussions, our chief executive officer presents his views and makes recommendations concerning his own base salary and performance and strategic based incentive plan awards (including bonus and long-term equity awards) relative to company performance in terms of meeting financial and strategic objectives for the year.

In determining overall compensation for Executive Management, including base salary, option grants, incentive and discretionary bonuses and perquisites, the compensation committee also considers compensation data of certain companies in order to analyze how other companies compensate their executive officers.  Public companies used for comparison purposes consist of FTI Consulting Inc., Huron Consulting Group Inc. and Navigant Consulting Inc.  In addition, we consider compensation information concerning private companies and subsidiaries of larger public companies that we have gleaned as part of recent executive recruiting activities.  These private companies and divisions of public companies include Lexis/Nexis, Thompson Elite, The Trumbull Group, The Garden City Group, and a division of JP Morgan Chase.  These companies and divisions are either direct competitors or are companies from which we have sought to recruit executives or other key employees in the past because they offer services that require executive skills that are comparable to the skills we seek in our executive officers.  The compensation information that we obtain pertaining to these private companies and divisions of public companies are based primarily on direct interviews with employees at those companies and information obtained by the national executive search firm that we used for these executive searches.  Because this information is not always readily verifiable, our compensation committee and Executive Management consider the data in terms of the source, but do not directly benchmark against these companies or any subset of them.  For the two executives we recruited in 2006, we were able to obtain historical compensation information directly from them, including their threshold, base or target, and maximum bonus opportunities, both in dollar terms and as a percentage of base salaries.

While our compensation committee evaluates base salary, annual bonuses (both performance-based and discretionary) and equity awards as a whole, it has not established any criteria for the weight to be assigned to each element of compensation in terms of overall executive compensation.

Base Salary.  On an annual basis, the compensation committee is responsible for establishing the base salary of Executive Management, and for reviewing the base salary for the other executive officers in consultation with Executive Management.  Base salary is set primarily upon an assessment of market requirements for similarly positioned executives, the responsibilities of the executives, as well as the base salary of each executive relative to the other executive officers, including recently recruited executive officers. In setting base salaries, the compensation committee has information learned in recruiting new executives (both executives added through acquisitions and executives recruited through national search efforts).

Annual Cash and Equity Incentive.  Annual cash incentive bonuses to Executive Management are designed to reward financial and strategic performance.  At the beginning of 2006, our compensation committee approved annual performance objectives (the “performance plan”) to provide guidelines and to establish the performance criteria and measures for the calculation of annual incentive-based compensation for Executive Management.  In 2007, our compensation committee extended the performance plan to future years, with the performance criteria and measures to be set by the compensation committee annually.  The performance plan consists of two subplans, one for achievement of financial objectives and the other relating to acquisition or divestiture objectives.  The payout pool represents the aggregate amount payable under the performance plan upon satisfaction of the performance criteria for either the financial objectives subplan or the acquisition/divestiture objectives subplan.  The performance criteria for the 2006 and the 2007 financial objectives subplan are based on achieving corporate financial goals relating to operating revenue, non-GAAP earnings per share and adjusted EBITDA.  The compensation committee sets threshold and maximum targets for each of the three financial measures, and is authorized to prorate payouts between those targets based on actual performance with respect to each performance criteria.  The acquisition/divestiture objectives subplan was established to recognize one of our strategic objectives of regularly evaluating the markets we serve and expanding or contracting our business model.  Payout of awards under the acquisition/divestiture objectives subplan is based upon completion of one or more board-approved acquisitions/divestitures of a business or a portion of a business.  For qualifying transactions, up to 4% of the aggregate purchase price of the acquisition or gross selling price of the divested business may be added to the payout pool.  See the textual discussion accompanying the Summary Compensation Table below for additional information regarding the performance plan in 2006 and 2007.

Our compensation committee is required to certify the achievement of performance goals prior to payment of performance awards, which payment may be made, in the sole discretion of the committee, in either cash or restricted stock (subject to a limit of 150,000 shares of restricted stock per executive per year).  Additionally, based on factors the committee deems relevant, the committee may reduce or eliminate any amount allocated to the payout pool even if the performance criteria are met.

Our compensation committee has also adopted a strategic objective plan, which authorizes the compensation committee to pay Executive Management discretionary bonuses in cash, stock options or restricted stock based on the achievement of key strategic objectives.  Our compensation committee, in consultation with Executive Management, assesses the success of the company in achieving annual strategic objectives, such as integration of acquired businesses, re-branding of services and businesses, recruiting of additional executive depth, and expansion into new markets.  The determination to award bonus or equity-based compensation under the strategic objective plan is, however, entirely discretionary to the compensation committee, with no established criteria for awarding bonuses or equity in relation to the evaluation of these strategic objectives.  These strategic objectives change from year-to-year, and we expect that they will continue to change periodically in the future.

Our other three executive officers (Messrs. Carter, Corcoran and Mendizabal), each have established performance bonus arrangements, which our compensation committee will review annually in consultation with Executive Management.  The annual performance bonus opportunity for each of these executives is set at base, goal and target levels, in each case tied to the operating income of the business that executive manages.  The 2007 base performance measure for each business is in excess of the operating income of that business in 2006, and while attainable, will not be easily attained.  The goal and target performance levels are proportionately more difficult to attain, but are intended to be set at levels that the compensation committee, in consultation with Executive Management, consider to be achievable in 2007 with outstanding performance by those businesses.  These performance levels are, in turn, components of the overall performance measures established by the compensation committee for Executive Management.

We have always considered equity-based compensation to be an important part of overall compensation of executive officers and other key employees.  We have historically granted stock options to substantially all of our full time associates as a way to provide equity-based compensation to all associates and to align them with long-term corporate financial objectives.

Long-term equity incentive, consisting of stock options, is designed to focus executive management on strategic components of the business aimed at increasing long-term shareholder value.  The compensation committee considers non-financial strategic accomplishments in determining equity-based awards for executive officers such as: the continued expansion of the company, successful integration of acquired businesses, the completion of equity and debt financings and refinancings for the company, recruitment of new key employees, and regulatory compliance and corporate governance.

In accordance with the terms of our 2004 Equity Incentive Plan, as amended to date (the “2004 Plan”), all stock option grants are made at fair market value, which is the closing price of our common stock on the Nasdaq Global Market (formerly the Nasdaq National Market) on the date of the grant.  Our practice has generally been to grant options to executive officers annually in conjunction with the compensation committee review of annual performance measures for the preceding calendar year and at other times related to achievement of key strategic objectives.  We also grant options to executive officers and certain other key employees at the time they are hired or in conjunction with their commencement of employment at a special or regularly scheduled meeting of our compensation committee.  The compensation committee does not delegate authority to grant options to any other committee or person, and we do not have a practice regarding the grant of options in coordination with the release of material non-public information.  We have granted, and anticipate that we may continue to grant, stock options prior to regularly scheduled quarterly or annual earnings releases.

Other Compensation.  Generally, perquisites are not a significant component of compensation for our executives.  We provide our executive officers with perquisites and other personal benefits which we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain high quality executives. The compensation committee has recently reviewed the levels of perquisites and other personal benefits provided to our executive officers.  Certain perquisites and other personal benefits were specifically negotiated with certain executives as part of our national search and recruitment efforts in 2006.

Our Executive Management is provided use of company automobiles or an automobile allowance.  Our CEO uses corporate aircraft in which we have a fractional interest for personal use and his spouse will at times accompany him on business trips, both as permitted by our senior executive business travel policy.  For purely personal use, the CEO reimburses the company at the cost to charter a comparable flight.  On business trips that include the presence of his spouse, no incremental costs are incurred by the company and we do not record any compensation for this executive.  The incremental cost of use of aircraft for commuting travel by our chief executive officer or our president in excess of any reimbursements to the company under this policy is treated as compensation of the executive officer in the Summary Compensation Table.

We have four executive officers who maintain a personal residence in a city other than the city in which their primary office is located.  We maintain corporate apartments or other long-term accommodations in those cities for use by these executives and we pay all flight and related commuting expenses from their homes to the office.  The executive officers covered by these arrangements are Mr. Christopher Olofson, Mr. Carter, Mr. Corcoran and Mr. Mendizabal.  While we do not consider these commuting and corporate apartment expenses as “perquisites” for the executives for purposes of determining their overall compensation packages, the incremental costs of these commuting and corporate apartment expenses are reflected in column (i) of the Summary Compensation Table as additional compensation for these executives in accordance with SEC executive compensation disclosure regulations relating to perquisites.

In addition, the company pays for the premiums on certain personal life insurance owned by the chief executive officer and for certain personal tax services for the chief executive officer.

Attributed costs of the personal benefits described above for the named executive officers for 2006, are included in column (i) of the Summary Compensation Table.

Change in Control Arrangements

The employment arrangements for Mr. Carter, Mr. Corcoran and Mr. Mendizabal have certain change in control provisions, which are described below under Employment Arrangements.  Prior to those arrangements, which became effective in 2006, we had no change in control arrangements with any of our executive officers, other than the change in control provisions in our 2004 Plan relative to vesting of stock options, which provisions apply to all option holders.

2004 Equity Incentive Plan

Our 2004 Plan provides the framework for stock option grants described above, restricted stock awards, and performance-based incentive compensation.  The 2004 Plan was amended in 2006 to increase the number of shares of common stock available for issuance under the plan and to add provisions designed to comply with the requirements of Section 162(m) of the Internal Revenue Code, as described further below.  The shareholders approved these two amendments at the 2006 annual meeting of shareholders.  Our compensation committee administers the 2004 Plan.

The purpose of the 2004 Plan is to promote the long-term growth and profitability of the company and its subsidiaries by (i) providing certain directors, officers and employees of, and certain other consultants who perform services for the company with incentives to maximize shareholder value and otherwise contribute to our success and (ii) enabling us to attract, retain and reward the best available persons for positions of responsibility.  Grants of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), either alone or in tandem with options, restricted stock, or any combination of the foregoing may be made under the 2004 Plan.  To date, no stock appreciation rights or restricted stock awards have been granted or made under the 2004 Plan.

The maximum number of shares of common stock available for issuance under the plan is 5,000,000 shares, the maximum number of stock options or stock appreciation rights to purchase common stock that may be granted to a participant under the plan in any one calendar year is 300,000 shares, and the maximum number of shares of restricted stock that may be granted to any participant under the plan in any one calendar year is 150,000 shares.

If there is a change in control of the company (as defined in the 2004 Plan), all of the participant’s options and SARs will become fully vested and exercisable upon the change in control and will remain so until the expiration date of the options or SARs, whether or not the grantee is subsequently terminated.

In 2006, the shareholders approved amendments to the 2004 Plan to allow for the grant of restricted stock and cash bonus awards in the form of qualified performance-based awards, allowing for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code.  Under the 2004 Plan, as amended, the compensation committee must condition the grant of qualified performance-based awards on attainment of one or more objective performance measures that are intended to qualify the awards as performance-based compensation.  For awards intended to satisfy the performance-based compensation exception to the Code Section 162(m) limitations, the performance criteria must be selected from among 19 performance measures specified in the 2004 Plan, which may be applied to the company as a whole, to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

Retirement and Other Benefits

All employees in the United States are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants.  We do not maintain any other retirement plan or arrangement for our executive officers.

The company has historically provided few retirement or similar elements of compensation to its senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees.  We do not provide our executives with split-dollar life insurance, non-qualified deferred compensation arrangements, defined benefit retirement plans or supplemental employee retirement plans, as is common at many comparable companies.  The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, bonuses, stock option awards and perquisites and other personal benefits in the past.

Tax and Accounting Implications

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  We believe that the grants of non-qualified stock options qualified as performance-based compensation under the 2004 Plan provisions prior to the 162(m) amendments adopted in 2006.  The Section 162(m) amendments to the 2004 Plan described above permit us to grant performance-based awards in excess of $1,000,000 that are generally fully deductible for federal income tax purposes.  As discussed above, our compensation committee has also approved the strategic compensation plan, which permits them to pay discretionary bonuses that do not meet the deductibility requirements of Code Section 162(m).    While the deductibility of executive compensation for federal income tax purposes is important to the company, we believe that tax consequences should not drive executive compensation decisions by our compensation committee.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments, to date consisting solely of stock option grants, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), Share-Based Payment.

Compensation for the Year Ended December 31, 2006

The following table sets forth all compensation paid in 2006 to our principal executive officer, principal financial officer, each of our other executive officers at December 31, 2006, and Mr. Jacobs, president of BSI, who is a named executive officer for purposes of this proxy statement (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Tom W. Olofson Chairman/CEO (4)	2006	725,000	—	—	1,193,920	—	250,834	2,169,754
Christopher E. Olofson President/COO (4)	2006	725,000	—	—	1,193,920	—	54,027	1,972,947
Elizabeth M. Braham Executive Vice President/CFO	2006	450,000	—	—	682,240	—	16,958	1,149,198
Lorenzo Mendizabal Managing Director Corporate Restructuring	2006	375,000	407,685	—	150,575	100,000	56,896	1,090,156
William M. Carter Managing Director Electronic Discovery (5)	2006	75,000	—	—	26,419	—	19,672	121,091
Timothy B. Corcoran Managing Director Class Action (5)	2006	62,500	—	—	23,362	—	8,508	94,370
Ron Jacobs President BSI	2006	500,000	—	—	317,805	143,809	17,107	978,721

(1)       For Mr. Mendizabal, bonus consists of a $200,685 sign-on bonus and $207,000 for the buyout of a prior non-competition agreement.

(2)       Reference is made to Note 12 “Stock Options” of the notes to consolidated financial statements included in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 9, 2007, which identifies assumptions made in the valuation of option awards in accordance with SFAS 123R.  Our recognized share-based compensation expense reflects an estimated forfeiture rate of 8% in 2006.  The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.  No option awards were forfeited by any named executive officer during the year ended December 31, 2006.

(3)       Perquisites for each named executive officer are as follows:

Perquisite	Tom W. Olofson	Christopher E. Olofson	Elizabeth M. Braham	Lorenzo Mendizabal	William M. Carter	Timothy B. Corcoran	Ron Jacobs
Company payment of personal life insurance premiums	X
Personal use of fractional share of company aircraft	X	X
Personal use of company cars or car allowance	X	X	X	X			X
Company payment of personal tax services	X
Company portion of employee’s group term life insurance premium	X	X	X	X	X	X	X
Company’s match related to employee’s 401(k) contribution	X	X	X	X			X
Personal use of company apartment		X		X	X	X
Company payment of employee commuting expenses				X	X	X

Perquisites are valued at aggregate incremental cost, which is generally our direct cash cost.  For personal use of company aircraft in which we have a fractional interest, we included the incremental cost of the hourly aircraft charge, fuel charge, and any other charges directly related to the flight.  We did not include any portion of the monthly aircraft management fee, which is paid regardless of use of the aircraft, or aircraft depreciation, which does not vary based on use.  For Tom W. Olofson, perquisites in excess of the greater of $25,000 or 10% of his total perquisites consist of $79,729 for his personal use of aircraft and $140,979, for payment of annual life insurance premiums on his personal policies. For Mr. Mendizabal, perquisites in excess of $25,000 or 10% of his total perquisites consist of $40,000 for use of a company apartment.  Messrs. Christopher E. Olofson, Carter, Corcoran, and Jacobs, and Ms. Braham did not have perquisites in any category in excess of $25,000.

(4)       Neither Tom W. Olofson or Christopher E. Olofson receive separate compensation for their service as a member of our board of directors.

(5)       For partial year of employment, based on annual base salary of $300,000.

The following table sets forth information concerning stock option grants made to the named executive officers in the year ended December 31, 2006.  Options granted to the named executive officers are for 10-year terms and were all granted at an option exercise price equal to the fair market value, which is the closing market price, of the common stock on the date of grant.  The options granted to Tom W. Olofson, Christopher E. Olofson, and Ms. Braham vested immediately.  The options granted to Mr. Mendizabal, Mr. Carter and Mr. Corcoran vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.  All of the options were granted under our 2004 Plan, except for grants to Mr. Carter and Mr. Corcoran, which were each made under a separate inducement stock option.

Grants of Plan-Based Awards
During the Year Ended December 31, 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
Name	Grant Date (1)	Threshold ($)		Target ($)	Maximum ($)	Units (#)	Options (#)	($/Sh) (2)	Option Awards ($)

Tom W. Olofson	12/8/06	—	(3)	—	—	—	175,000	15.58	1,193,920
Christopher E. Olofson	12/8/06	—	(3)	—	—	—	175,000	15.58	1,193,920
Elizabeth M. Braham	12/8/06	—	(3)	—	—	—	100,000	15.58	682,240
Lorenzo Mendizabal	1/3/06	—	(4)	—	—	—	100,000	18.96	759,530
William M. Carter (5)	10/2/06	187,500		250,000	375,000	—	100,000	14.41	536,010
Tim Corcoran (6)	10/16/06	187,500		250,000	375,000	—	100,000	15.09	561,300
Ron Jacobs		—	(7)	—	—	—	—	—	—

(1)                      The date is the grant date for equity-based awards reported in the table.

(2)                      The exercise price of all options awards was the closing market price per share on the date of the grant.

(3)                      Under the performance plan, the maximum that could be earned by Tom W. Olofson and Christopher E. Olofson was $2,175,000 each, and the maximum that could be earned by Elizabeth M. Braham was $1,350,000.  No amount was paid to Executive Management under the 2006 performance plan.  See the narrative following this table for an explanation of the 2006 performance plan.

(4)                      A non-equity incentive plan award was established for 2006 for Mr. Mendizabal, and set a threshold payout of $100,000, a target payout of $200,000, and a maximum payout of $250,000 for 2006.  For the year-ended December 31, 2006, the threshold payout of $100,000 was earned, as reflected in the Summary Compensation Table.

(5)                      A non-equity incentive plan award was established for Mr. Carter in 2006, with a related payout period from October 2, 2006 through December 31, 2007.  No amounts were paid under the plan in 2006.

(6)                      A non-equity incentive plan award was established for Mr. Corcoran in 2006, with a related payout period from October 16, 2006 through December 31, 2007.  No amounts were paid under the plan in 2006.

(7)                      Mr. Jacob’s non-equity incentive plan, which was established at the time of the January 31, 2003 acquisition of BSI, provides for a threshold payout of $79,000 and a maximum payout of $279,000.  For performance between the threshold level and the maximum level, the payout amount is prorated.  For the year-ended December 31, 2006, Mr. Jacobs was awarded a payout of $143,809, as reflected in the Summary Compensation Table.

In 2006, the compensation committee established a performance plan for Messrs. Tom W. Olofson and Christopher E. Olofson and Ms. Braham, respectively, our chief executive officer, president/chief operating officer and executive vice president/chief financial officer.  For each of the eligible executives, the maximum potential payout under the 2006 performance plan was the lesser of three times the executive’s base salary set forth in the Summary Compensation Table or 35% of the payout pool for each of the CEO and president and 30% for the CFO.

The 2006 performance plan consisted of two subplans.  The performance criteria for the 2006 financial objectives subplan was based on achieving corporate financial goals relating to operating revenue, non-GAAP earnings per share and adjusted EBITDA.  These non-GAAP financial measures are computed in a manner substantially similar to the non-GAAP financial measures used by the company in our quarterly earnings releases.  Non-GAAP operating revenue is operating revenue before reimbursed direct costs adjusted to include deferred revenue accounted for under

SOP 97-2, “Software Revenue Recognition,” in the period in which the services were provided and to exclude the revenue in the later period in which the deferred revenue is recognized. Non-GAAP earnings per share is calculated on net income before amortization of acquisition related intangibles, share-based compensation, acquisition-related expenses, capitalized loan fee amortization, and embedded option mark-to-market expense/convertible debt accretion, adjusted to include deferred revenue accounted for under SOP 97-2 in the period in which the services were provided and to exclude the revenue in the later period in which it is recognized, all net of tax divided by diluted shares outstanding. Non-GAAP adjusted EBITDA is net income before interest/ financing, taxes, depreciation, amortization, share-based compensation, and acquisition related expenses, adjusted to include deferred revenue accounted for under SOP 97-2 in the period in which the services were provided and to exclude the revenue in the later period in which it is recognized.  The compensation committee set threshold and maximum targets for each of the three financial measures, and was authorized to prorate payouts between those targets based on actual performance with respect to each performance criteria.  For 2006, the threshold and maximum measures for operating revenue, adjusted EBITDA and non-GAAP EPS were $145 million - $155 million, $56 million - $60 million and $1.05 - $1.15, respectively.  These performance measures were not met in 2006 and no payout was made under the 2006 financial objectives subplan.  When these performance criteria were set in the first quarter of 2006, we considered them to be difficult to achieve, but attainable with an outstanding financial performance by the company for the year.

The acquisition/divestiture objectives subplan was based upon completion of one or more board-approved acquisitions or divestitures of a business or a portion of a business in calendar year 2006.  For a qualifying transaction, up to 4% of the aggregate purchase price of the acquisition or the gross selling price of the divested business could have been added to the payout pool.  While there was a qualifying acquisition in 2006, no payout was made to Executive Management under the acquisition/divestiture subplan.

In March 2007, the compensation committee set the criteria for performance-based compensation for calendar year 2007.  The performance criteria are the same as 2006:  operating revenue, adjusted EBITDA and non-GAAP EPS, all computed generally as described above.  The performance measures established by the compensation committee are generally within a band of approximately 15% above and below our target for each of those performance measures.  Improved performance in 2007 over 2006 will be required to attain the base level of each performance criteria, which the compensation committee and Executive Management believe is achievable in 2007 with outstanding performance.  The contribution to the payout pool if all three performance measures reach the threshold levels is $2.0 million and the contribution to the payout pool if all three performance measures reach the maximum levels is $5.0 million, in each case subject to the discretion of the compensation committee to reduce or eliminate the contribution to the payout pool regardless of whether the related criteria were satisfied.

For Executive Management, an explanation of how their salary and bonus is structured in proportion to total compensation is contained in the section “Compensation Discussion and Analysis”.

The non-equity incentive plans for Messrs. Mendizabal, Carter, Corcoran and Jacobs include individual performance-based conditions related to specific components of our business, such as operating income.  Our intention is for salary and performance-based bonuses to provide the majority of their total compensation, with a supplemental portion of their total compensation tied to overall company performance through the granting of equity-based awards.

Employment Arrangements

Each of our executive officers is an employee at will, other than Mr. Mendizabal and Mr. Jacobs, with whom we have formal employment agreements as described below.  In conjunction with our hiring of Mr. Carter and Mr. Corcoran in 2006 after a national search for executives to head their respective areas, we provided written offer letters to each setting forth the initial terms of their employment arrangement with the company.  The following is a description of each of those employment terms.

William M. Carter - On October 2, 2006, Mr. Carter began his employment with us as managing director of electronic discovery.  Mr. Carter currently receives an annual base salary of $300,000, and has the opportunity to receive a cash bonus based on the operating performance of the electronic discovery business.  Mr. Carter will be eligible to receive an annual base, goal or target cash bonus of $150,000, $200,000 or $300,000, annualized for the approximately 15-month period ending December 31, 2007, to $187,500, $250,000 or $375,000.  Of the annualized bonus opportunity for the period ending December 31, 2007, Mr. Carter will receive a guaranteed bonus of $150,000 subject to continued

employment on March 31, 2007, which condition has been satisfied.  We provide a corporate apartment to Mr. Carter in New York City, and he is eligible for future relocation benefits.  If Mr. Carter is terminated without just cause within one year after a change in control of the company, he will receive a lump sum severance benefit equal to one year of his then-current base salary.  The offer letter to Mr. Carter does not define “change in control” or “just cause.”  We consider change in control to have a common meaning, and we consider “just cause” to have the same meaning as “cause” is defined in Mr. Mendizabal’s employment agreement, as described below.

As further inducement to enter into an employment arrangement, Mr. Carter was granted an option to purchase 100,000 shares of our common stock at $14.41 per share, the closing price of our common stock on the grant date, which was Mr. Carter’s first day of employment.  The options, granted outside our 2004 Plan, are exercisable over a period of 10 years and vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.

Timothy B. Corcoran - On October 16, 2006, Mr. Corcoran began his employment with us as managing director of class action and claims administration.  Mr. Corcoran currently receives an annual base salary of $300,000, and has the opportunity to receive a cash bonus based on the operating performance of the class action business.  Mr. Corcoran will be eligible to receive an annual base, goal or target cash bonus of $150,000, $200,000 or $300,000, annualized for the approximately 15-month period ending December 31, 2007, to $187,500, $250,000 or $375,000.  Of the annualized bonus opportunity for the period ending December 31, 2007, Mr. Corcoran will receive a guaranteed minimum bonus of $150,000 subject to continued employment on March 31, 2007, which condition has been satisfied.  We provide living arrangements for Mr. Corcoran in the Portland, Oregon area, and he is eligible for future relocation benefits.  If Mr. Corcoran is terminated without just cause within one year after a change in control of the company, he will receive a lump sum severance benefit equal to one year of his then-current base salary.  The offer letter to Mr. Corcoran does not define “change in control” or “just cause.”  We consider change in control to have a common meaning, and we consider “just cause” to have the same meaning as “cause” is defined in Mr. Mendizabal’s employment agreement, as described below.

As further inducement to enter into an employment arrangement, Mr. Corcoran was granted an option to purchase 100,000 shares of our common stock at $15.09 per share, the closing price of our common stock on the grant date, which was Mr. Corcoran’s first day of employment.  The options, granted outside our 2004 Plan, are exercisable over a period of 10 years and vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.

Lorenzo Mendizabal - On January 2, 2006, Mr. Mendizabal began his employment with us as corporate senior vice president and effective October 2, 2006, was appointed managing director of corporate restructuring.  In connection with his initial employment, we entered in to an employment and non-competition agreement with Mr. Mendizabal on May 20, 2005, and amended that agreement on October 19, 2005.  Pursuant to the terms of the employment agreement, as amended, Mr. Mendizabal received a stock option grant of 100,000 shares on January 3, 2006, at an exercise price of $18.96 per share, the fair market value on the date of grant, which options are exercisable over a period of 10 years and vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.  In accordance with his initial employment agreement, Mr. Mendizabal received an annual base salary of $375,000, received a sign-on bonus of $200,685, and a guaranteed bonus of $207,000 on September 1, 2006 related to the payout of a prior non-competition agreement.  Mr. Mendizabal is eligible to receive an annual base, goal or target cash bonus of $100,000, $200,000 or $250,000, commencing with the year ended December 31, 2006.  We provide a corporate apartment to Mr. Mendizabal in New York City, and he receives an automobile allowance.  If Mr. Mendizabal is terminated without cause or terminates his employment for good reason, we will pay Mr. Mendizabal a severance benefit equal to his then applicable base salary payable until the later of the three-year term of the employment agreement (December 31, 2008), or 18 months after the date of termination, subject to the terms of the employment agreement.  The employment agreement also includes customary confidentiality, non-compete and non-solicitation provisions.

Termination for “cause” means with respect to Mr. Mendizabal termination of employment due to one or more of the following: (i) the conviction, plea of guilty or plea of nolo contendre with respect to (x) a felony of any nature, or (y) any crime involving fraud with respect to the company or any of its customers, suppliers or other business relations, (ii) repeated conduct causing the company substantial public disgrace or disrepute or substantial economic harm, (iii) the continued failure, as determined in the good faith reasonable judgment of the board, to perform his duties under his employment agreement as reasonably directed by the board or the president of the company, which failure is not cured, if curable, within 30 business days after delivery of written notice thereof to Mr. Mendizabal, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the company or any subsidiary to the material disadvantage or detriment of the company, or (v) gross negligence or willful misconduct or the commission of any other act or omission involving dishonesty, or disloyalty or fraud with respect to the company.

Termination for “good reason” means if Mr. Mendizabal resigns from employment with the company as a result of one or more of the following reasons: (i) the company reduces the amount of the base salary then in effect below the minimum in then in effect, (ii) the company fails to pay the base salary or other benefits required to be provided by the company, (iii) the company materially reduces the overall compensation or benefits required to be provided by the company, or (iv) any change of Mr. Mendizabal’s principal office location to a location more distant than 30 miles from his personal residence.

Ron L. Jacobs - On January 31, 2003, the company and BSI entered into an employment agreement with Mr. Jacobs, pursuant to which Mr. Jacobs serves as president of BSI, a wholly-owned subsidiary of the company.  The initial term of the employment agreement is five years and can be extended by written agreement of Mr. Jacobs and BSI.

Mr. Jacob’s annual base salary is $500,000.  Mr. Jacobs is also eligible to receive a bonus each year up to a maximum of $279,000 based on BSI’s profitability (as defined in the employment agreement), although such bonus will only be payable if Mr. Jacobs is an employee of BSI on December 31 of the year in which the bonus is earned.  Pursuant to Mr. Jacob’s employment agreement, Mr. Jacobs was granted a 10-year nonqualifed option to purchase 100,000 shares of common stock at an exercise price of $17.10 per share, the fair market value on the date of grant.  The stock option was 20% vested on January 31, 2003, the grant date thereof, continued to vest 20% per year on each anniversary of the grant date, and was fully vested as of January 31, 2007.  The stock option was granted to induce Mr. Jacobs to continue as an executive of BSI after it was acquired by the company.

If Mr. Jacobs’ employment is terminated without cause or Mr. Jacobs resigns for good reason (as defined in the employment agreement), Mr. Jacobs will continue to be paid his base salary in periodic installments for the remainder of the initial term of the employment agreement without an obligation to mitigate.  The definitions of cause and good reason in Mr. Jacobs’ employment agreement are substantially identical to those defined terms in Mr. Mendizabal’s agreement, as described above.  If Mr. Jacobs’ employment is terminated as a result of his death or disability, Mr. Jacobs will receive any accrued but unpaid base salary and benefits for his service prior to death or disability.  If Mr. Jacobs voluntarily terminates his employment with BSI, other than for death, disability or good reason (as defined in the employment agreement), or is terminated by BSI for cause (as defined in the employment agreement), before January 31, 2008, Mr. Jacobs, and the other three individuals who sold BSI membership interests to us will forfeit their respective portions of the contingent purchase price for the BSI interests.  The amount subject to forfeiture by all four former BSI owners, which decreases annually, is $0.6 million if the termination occurs prior to January 31, 2008.  The employment agreement also includes a covenant not to compete or solicit customers of BSI or personnel of the company or BSI and a covenant not to disclose confidential information regarding BSI.

Holdings of Equity-Related Interests

The following table sets forth information concerning unexercised stock options held by the named executive officers on December 31, 2006.  All of the information set forth below relates to the grant of stock options under either the company’s 1995 Stock Option Plan or the company’s 2004 Plan, except for 80,000 stock options granted to Mr. Jacobs in January 2003 and except for 100,000 stock options granted to Mr. Carter and 100,000 stock options granted to Mr. Corcoran, each under a separate inducement stock option granted in 2006.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Tom W. Olofson	300,000 125,000 125,000 250,000 50,000 175,000	—		—	16.50 15.99 14.95 12.20 18.97 15.58	11/08/12 12/12/13 08/18/14 02/14/15 12/21/15 12/08/16	—	—	—	—
Christopher E. Olofson	56,250 67,500 45,000 45,000 67,500 56,250 75,000 50,000 75,000 75,000 75,000 125,000 125,000 170,000 50,000 175,000	—		—	5.33 4.00 3.67 4.78 7.53 4.67 11.49 18.04 12.85 16.50 17.00 15.99 14.95 12.20 18.97 15.58	06/25/08 09/01/08 04/27/09 12/10/09 01/02/11 07/03/10 07/25/11 01/14/12 06/13/12 11/08/12 01/17/13 12/12/13 08/18/14 02/14/15 12/21/15 12/08/16	—	—	—	—
Elizabeth M. Braham	15,000 15,000 20,000 20,000 30,000 75,000 150,000 75,000 100,000	—		—	14.62 16.50 17.00 18.92 15.99 14.95 12.20 18.97 15.58	08/05/12 11/08/12 01/17/13 05/19/13 12/12/13 08/18/14 02/14/15 12/21/15 12/08/16	—	—	—	—
Lorenzo Mendizabal	—	100,000	(1)	—	18.96	01/03/16	—	—	—	—
William M. Carter	—	100,000	(1)	—	14.41	10/02/16	—	—	—	—
Timothy B. Corcoran	—	100,000	(1)	—	15.09	10/16/16	—	—	—	—
Ron L. Jacobs	60,000 6,000 20,000	20,000 4,000 30,000	(2) (3) (3)	—	17.10 15.99 14.01	1/31/13 12/12/13 5/11/14	—	—	—	—

(1)       Vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.

(2)       Vested in full on January 31, 2007, the fourth anniversary of the grant date.

(3)       Vest in equal 20% annual installments over five years, beginning on the first anniversary of the grant date.

The following table provides information regarding the exercise of stock options during 2006 for each of the named executive officers.

Option Exercises and Stock Vested
During the Year Ended December 31, 2006

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)		(d)	(e)
Tom W. Olofson	—	—		—	—
Christopher E. Olofson	80,000	647,928	(1)	—	—
Elizabeth M. Braham	—	—		—	—
Lorenzo Mendizabal	—	—		—	—
William M. Carter	—	—		—	—
Timothy B. Corcoran	—	—		—	—
Ron Jacobs	—	—		—	—

(1)                      Represents the excess of the aggregate fair market value of the shares received on exercise of the options on the exercise date over the aggregate exercise price of the options.

Potential Payments Upon Termination or Change-in-Control

Messrs. Carter and Corcoran will each receive a lump sum severance benefit equal to one year of his respective then-current base salary if terminated without just cause within one year after a change in control of the company.  If Mr. Mendizabal is terminated without cause or terminates his employment for good reason, we will pay Mr. Mendizabal a severance benefit equal to his then applicable base salary payable until the later of the three-year term of the employment agreement (December 31, 2008), or 18 months after the date of termination, subject to the terms of the employment agreement.  If Mr. Jacobs is terminated without cause or terminates his employment for good reason, we will pay Mr. Jacobs a severance benefit equal to his then applicable base salary payable until the end of the five-year term of the employment agreement (January 31, 2008).

Director Compensation

The following table provides information regarding the compensation paid to our directors in 2006.

Director Compensation For
Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
W. Bryan Satterlee	45,000	—	8,858	(2)	—	—	53,858
Edward M. Connolly, Jr.	45,000	—	8,858	(3)	—	—	53,858
James A. Byrnes	45,000	—	8,858	(4)	—	—	53,858
Joel Pelofsky	45,000	—	8,858	(5)	—	—	53,858

(1)                      Reference is made to Note 12 “Stock Options” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which identifies assumptions made in the valuation of option awards in accordance with SFAS 123R.  Our share-based compensation expense recognized under SFAS 123R reflects an estimated forfeiture rate of 8% in 2006.  The values recognized in the “Option Awards” column above do not reflect any expected forfeitures.

(2)                      As of December 31, 2006, Mr. Satterlee had an aggregate of 51,250 shares of common stock underlying stock options, both vested and unvested.

(3)                      As of December 31, 2006, Mr. Connolly had an aggregate of 56,875 shares of common stock underlying stock options, both vested and unvested.

(4)                      As of December 31, 2006, Mr. Byrnes had an aggregate of 37,500 shares of common stock underlying stock options, both vested and unvested.

(5)                      As of December 31, 2006, Mr. Pelofsky had an aggregate of 32,500 shares of common stock underlying stock options, both vested and unvested.

In 2006, we paid our non-employee directors a fee of $11,250 per quarter.  In 2007, we will pay our non-employee directors a fee of $12,000 per quarter effective in the second quarter of 2007.  We also reimburse non-employee directors for out-of-pocket expenses incurred in attending board and committee meetings.  Our policy is to grant each non-employee director 10,000 options upon joining the board and 7,500 options annually (increased to 10,000 options annually effective for 2007) for service as a director.  In accordance with this policy, on March 30, 2006, each director received a grant of 7,500 shares with an awards grant date fair value, calculated in accordance with the provisions of SFAS 123R, of $58,606.  In March 2007, a grant of 10,000 options was made to each non-employee director in accordance with this policy.  All director options are exercisable for 10 years from the date of grant and were granted at an option exercise price equal to fair market value of the common stock on the date of grant.  The shares vest in equal 20% annual installments over five years, beginning on the first anniversary of the grant date.  Neither Mr. Tom Olofson, chief executive officer, nor Mr. Christopher Olofson, chief operating officer, is compensated for his service as a director of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scott W. Olofson, the son of Tom W. Olofson and the brother of Christopher E. Olofson, is the company’s vice-president, corporate affairs.  In 2006, Scott Olofson received cash compensation of $272,500 and options to acquire 20,000 shares of common stock at option exercise prices equal to fair market value on the date of the option grants.  The compensation committee approves all salary, bonus, option grants and perquisites for Scott W. Olofson.

In accordance with the terms of our compensation committee charter, the compensation committee must review and approve all compensation of family members of executive officers.

CORPORATE GOVERNANCE

Board, Committee and Annual Meeting Attendance

During 2006, the board of directors met five times.  Each director attended more than 75% of the meetings of the board and the meetings of the committees of the board on which he served.  The company encourages all directors to attend the annual meeting of shareholders, and all directors attended the 2006 annual meeting of shareholders.  The board of directors has established an audit committee, a nominating and corporate governance committee, and a compensation committee.

The following table provides membership and meeting information for each of the board committees:

	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Tom W. Olofson
Christopher E. Olofson
W. Bryan Satterlee	x	(1), (2)	x		x
Edward M. Connolly, Jr.	x		x	(1)	x	(1)
James A. Byrnes	x		x		x
Joel Pelofsky	x		x		x

# of Meetings in 2006	13		2		8

(1)  Committee chairman
(2)  Audit committee financial expert

Director Independence

The board of directors has determined that Messrs. Satterlee, Connolly, Byrnes and Pelofsky, directors and members of the audit, nominating and corporate governance, and compensation committees, are “independent directors” as defined in Nasdaq Rule 4200(a)(15), and that each was independent throughout 2006.  A copy of the independence standards can be found on the company’s corporate website, www.epiqsystems.com.

Nominating and Corporate Governance Committee

The board of directors established the nominating committee in March 2004, and adopted a committee charter at that time.  The name of the committee was changed to the nominating and corporate governance committee in January 2007.  A copy of the committee’s charter can be found on the company’s corporate website, www.epiqsystems.com.  Its functions include assisting the board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders.

The nominating and corporate governance committee meets at least once annually to discuss, among other things, identification and evaluation of potential candidates for nomination as a director.  Potential candidates will be evaluated according to the qualification criteria as set forth in the nominating and corporate governance committee charter, which include:

•                  High personal and professional ethics, integrity, practical wisdom and mature judgment;

•                  Board training and experience in business, government, education or technology;

•                  Expertise that is useful to the company and complementary to the background and experience of other board members;

•                  Willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

•                  Commitment to serve on the board over a period of several years to develop knowledge about the company and its operations;

•                  Willingness to represent the best interests of all shareholders and objectively appraise management’s performance; and

•                  Board diversity and other relevant factors as the board may determine.

The six nominees for election at the 2007 annual meeting of shareholders were nominated by the board at the recommendation of the nominating and corporate governance committee.  All nominees are currently serving as directors of the company.

The nominating and corporate governance committee will consider nominees recommended by shareholders for the 2008 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, no later than January 2, 2008, to the corporate secretary, Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309.  Each submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the nominating and corporate governance committee.

Other than the submission requirements set forth above, there is no difference in the manner in which the nominating and corporate governance committee evaluates a nominee for director recommended by a shareholder.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls.  The audit committee acts under a written charter that was adopted by the board of directors in 2000.  The charter was substantially revised in 2003 to conform to numerous regulatory initiatives of the SEC.  The audit committee charter can be found on the company’s corporate website, www.epiqsystems.com.  The board of directors has determined that Mr. Satterlee qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.  The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

Deloitte & Touche LLP has audited the financial statements of the company for 2005 and 2006, and the audit committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2007.  A representative of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to questions.

The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2006, and 2005 by the company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”):

	2006	2005
Audit fees (1)	$772,478	$663,361
Audit-related fees (2)	95,524	118,789
Total audit and audit-related fees	868,002	782,150
Tax fees (3)	329,305	215,816
All other fees	—	—
Total	$1,197,307	$997,966

(1)                      Includes services rendered for the audit of the company’s internal controls over financial reporting related to compliance with Sarbanes-Oxley 404, audit of the company’s annual financial statements, work on SEC registration statements, filings and consents, and review of financial statements included in quarterly reports on Form 10-Q.

(2)                      Includes services related to SAS 70 procedures, which evaluate the effectiveness of certain operational controls, and employee benefit plan audits.

(3)                      Includes tax return preparation and other tax planning and consultation.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm auditor’s independence.  Additionally, the audit committee approved of all non-audit services performed by Deloitte & Touche LLP in 2006 in accordance with the pre-approval policy of the audit committee described below.

In 2003, the audit committee adopted a policy (the “pre-approval policy”) under which audit and non-audit services to be rendered by the company’s independent registered public accountants are pre-approved by the audit committee.  Pursuant to the pre-approval policy, the audit committee pre-approves audit and non-audit services to be provided by the independent registered public accountants, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually.  Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution.  The audit and tax services performed by the company’s independent registered public accountants in 2006 exceeded the pre-approval limits adopted by the audit committee.  The audit committee reviewed and ratified the additional fees and has determined that the additional services and fees did not impair the independence of the accountants.  The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.  The pre-approval policy also includes an exception from the pre-approval requirement for certain de minimus non-audit engagements that are not otherwise prohibited by the policy.  Engagements in reliance upon that de minimus exception must be promptly brought to the attention of audit committee and approved by the audit committee or one or more designated representatives.  No services were provided by Deloitte & Touche in 2006 in reliance upon this de minimus exception.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2006, the audit committee has:

•                  reviewed and discussed the audited financial statements with management and with representatives of Deloitte & Touche LLP, independent registered public accountants;

•                  discussed with the independent registered public accountants the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•                  received from the independent registered public accountants the written disclosures and letter regarding Deloitte & Touche LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Deloitte & Touche LLP with representatives of the independent registered public accountant.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

W. Bryan Satterlee, Chairman
Edward M. Connolly, Jr.
James A. Byrnes
Joel Pelofsky

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee acts under a written charter adopted by the board of directors in 2003.  The compensation committee charter can be found on our corporate website, www.epiqsystems.com.  The compensation committee is responsible for establishing compensation for the chairman of the board/chief executive officer, president/chief operating officer and executive vice-president/chief financial officer, who constitute Executive Management, and oversees the compensation of the other executive officers in consultation with Executive Management.  The compensation committee is responsible for the approval of all compensation, including base salary, bonus and incentive compensation programs for any employee of the company who is a member of the immediate family (as defined in SEC Rule 16a-1(e)) of either the CEO or the president.  In accordance with this policy, the compensation committee reviews and approves the salary, bonus and option grants for Scott W. Olofson, who is an employee of the company and the son of the CEO and the brother of the president of the company.

The compensation committee regularly evaluates the performance of Executive Management.  The compensation committee also determines the fees and other forms of compensation paid to members of the board of directors for board and committee service.  The compensation committee administers our 1995 Stock Option Plan and 2004 Equity Incentive Plan.  Under the 2004 Plan (which replaced the 1995 plan), the compensation committee may award stock options, stock appreciation rights and restricted stock awards.  Historically, the committee has granted only stock option awards, and has determined (i) the times when options will be granted, (ii) the number of shares of common stock of the company subject to each option granted to the directors, officers and other employees of the company, and (iii) the option exercise price for each option granted under the plans.  The role of our Executive Management in determining or recommending the amount or form of executive compensation is set forth above under “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

The company does not have any compensation committee interlocks or insider participation in compensation decisions required to be disclosed by the proxy rules.

Compensation Committee Report

In connection with its duty to review and approve executive compensation, the compensation committee has:

•                  reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management; and

•                  based on this review and discussion, recommended to the board of directors that the Compensation Disclosure and Analysis be included in this Proxy Statement on Schedule 14A.

Edward M. Connolly, Jr., Chairman
James A. Byrnes
W. Bryan Satterlee
Joel Pelofsky

Compensation Committee of the Board of Directors

Corporate Governance Policies

We maintain a corporate website, www.epiqsystems.com.  The following corporate policies of the company and our board of directors are available on our website by selecting “SEC Filings and Corporate Governance” under the heading “Investor Relations:”

•                  Code of Business Conduct and Ethics

•                  Audit Committee Charter

•                  Nominating and Corporate Governance Committee Charter

•                  Compensation Committee Charter

•                  Standard for Director Independence

Our Code of Business Conduct and Ethics applies to all of our officers, directors and associates, and specifically our principal executive officer, president, principal financial officer and principal accounting officer.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders wishing to communicate with the members of the board of directors may send correspondence to the board of directors, c/o Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105.  It is our intention, unless the volume of communications is prohibitive, to forward all non-frivolous correspondence to the board of directors or the appropriate member thereof.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in 2008 must be received by the secretary of the company, at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309, no later than January 2, 2008, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting.  Additionally, if properly requested, a shareholder may submit a proposal for consideration at the 2008 annual meeting of shareholders, but not for inclusion in the company’s proxy statement and proxy for the 2008 annual meeting.  Notice of matters proposed to be brought before the 2008 annual meeting of shareholders are due on or before March 1, 2008.

ANNUAL REPORT

Our 2006 annual report to shareholders, including financial statements for the year ended December 31, 2006, and our annual report on Form 10-K are enclosed with this proxy statement.

OTHER MATTERS

The board of directors is not aware of any matter that will be presented for action at the annual meeting other than the matters set forth herein.  If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Tom W. Olofson
Chairman and Chief Executive Officer

April 26, 2007

EPIQ SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 6, 2007

10:00 a.m.

InterContinental Hotel
401 Ward Parkway
Kansas City, Missouri 64112

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Epiq Systems, Inc.
501 Kansas Avenue, Kansas City, Kansas 66105                                                                                                                        proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 6, 2007.

The undersigned hereby appoints Tom W. Olofson and Christopher E. Olofson, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of Epiq Systems, Inc. of record in the name of the undersigned at the close of business on April 10, 2007, at the Annual Meeting of Shareholders of Epiq Systems, Inc. to be held on June 6, 2007, or at any adjournment or adjournments, hereby revoking all former proxies.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 5, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. If you have not been issued a Social Security Number, the voice will provide you with alternative instructions.

VOTE BY INTERNET — http://www.eproxy.com/epiq/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 5, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. If you have not been issued a Social Security Number, the online instructions will provide you with alternative instructions.

VOTE BY MAIL

•                  Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Epiq Systems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Tom W. Olofson 02 Christopher E. Olofson 03 W. Bryan Satterlee	04 Edward M. Connolly, Jr. 05 James A. Byrnes 06 Joel Pelofsky	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.